Exhibit 5.2

August 28, 2025 Ministère des Finances 390, boulevard Charest Est, 7th Floor Québec, Québec Canada G1K 3H4	Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 CANADA F: +1 514.286.5474 nortonrosefulbright.com

Direct line +1 514.847.4411

Our reference	Email solomon.sananes@nortonrosefulbright.com

Ladies and Gentlemen:

Québec – Issue of US$2,000,000,000, 4.625% Global Notes Series RG, Due August 28, 2035

As Québec counsel to the underwriters in connection with the issuance by Québec of its US$2,000,000,000, 4.625% Global Notes Series RG, Due August 28, 2035 (the Notes), we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes” in the prospectus supplement dated August 21, 2025, to the prospectus dated February 12, 2024, relating to the Notes, subject to the assumptions, qualifications and limitations noted therein, and we hereby consent to the references to us under such headings. We consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP